EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share (3)	Rule 457(c)	342,963,493	$0.01	$3,429,634.93	0.00011020	$377.95
Equity	Ordinary Shares, par value $0.0001 per share (4)	Rule 457(c) and Rule 457(h)	363,953,300	$0.18	$65,511,594.00	0.00011020	$7,219.38
Total Offering Amounts					$68,941,228.93		$7,597.33
Total Fee Offsets							-
Net Fee Due							$7,597.33

(1) Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-185197). Each American Depositary Share represents the right to receive 100 ordinary shares.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Akari Therapeutics, Plc 2014 Amended and Restated Equity Incentive Plan (the “Plan”).

(3) Represents ordinary shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options, expressed in U.S. dollars on May 24, 2023.

(4) Represents ordinary shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on May 26, 2023, adjusted for ADS to Ordinary Share ratio.